Exhibit 23

                         CONSENT TO USE OF REPORTS



The Board of Directors and Stockholders
Multimedia, Inc.:

We consent to incorporation by reference in the Registration Statements No. 2-68069, 33-17234, 33-40050, 33-40253, 33-61574, and
33-61462 on Forms S-8 and the Registration Statements No. 33-42179 and 33-46557 on Forms S-3 of Multimedia, Inc. of our reports dated February 11, 1994, relating to the consolidated balance sheets of Multimedia, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993 which reports appear in the December 31, 1993 annual report on Form 10-K of Multimedia, Inc.



                              (Signature of KPMG Peat Marwick appears here)

Greenville, South Carolina
March 25, 1994